BROCKTON CAPITAL CORP.

NEWS RELEASE

OTC-BB Listing

BROCKTON CAPITAL CORP. (the "Company") (OTCBB: BKCOF), April 19, 2005 Vancouver, British Columbia

Further to the news release dated September 7, 2004 , the Company is pleased to announce that as of March 28, 2005 it has obtained its OTC-BB listing and is now quoted under the symbol BKCOF.

The Company is a distributor of computer peripheral equipment. It has entered into a distributor agreement with Cyberhand Technologies Inc. ("Cyberhand") whereby Cyberhand has appointed the Company as its non-exclusive distributor to market, sell and distribute in Canada the full product line of Cyberhand family of products including Pocketop Wireless folding keyboard and other ergonomic mouse products.

The Company has not yet generated any sales revenues and is in the process of developing a market for its product line through an outbound telemarketing program that is qualifying and building a database of prospective customers. The recoverability of the Company's investment in the Cyberhand distribution business and its ability to build future revenue streams are dependent upon the ability of the Company to obtain additional financing for working capital. The Company is hopeful that its new U.S. public listing will improve the Company's access to the North American capital markets for additional financing.

Forward Looking Safe Harbour Statement:

This press release contains forward-looking statements.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future.  There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see our filings with the Securities and Exchange Commission.

For further information, please contact:

Kevin R. Hanson, President and Director of Brockton at 604.689.0188

On behalf of the Board of Directors

/s/ K evin R. H anson

Kevin R. Hanson
President